EXHIBIT 10.6

AMENDMENT TO LEASE

     THIS AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this 8th day of September, 2003, by and between RONALD G. COX, Trustee of THE R.G. COX REVOCABLE TRUST (“Lessor”), and YOUBET.COM, INC., a Delaware corporation (“Lessee”), with respect to the following recitals of fact:

     A. Lessor and Lessee are parties to that certain Standard Industrial/Commercial Single- Tenant Lease-Gross dated as of March 11, 2000, as amended by letter agreement dated as of September 11, 2000 (as amended, the “Lease”), whereby Lessee leases from Lessor certain real property located at 5901 DeSoto Avenue, Woodland Hills, California and more particularly described in said Lease (the “Premises”). All terms used herein that begin with capital letters shall have the same meanings as are ascribed to such terms in the Lease, unless such terms are otherwise expressly defined herein.

     B. The parties desire by this Amendment to amend the Lease upon the terms and conditions hereinafter more particularly set forth.

     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Lessor and Lessee do hereby agree as follows:

     1. Paragraph 53.3 of the Lease is hereby amended by adding the following immediately after the last sentence of said Paragraph 53.3:

“Notwithstanding the foregoing, in lieu of providing a renewal, extension or replacement Letter of Credit as provided above, Lessee may provide Lessor with a Letter of Credit which specifies that the expiration date thereof shall be automatically extended for additional successive periods of one year each from the original expiration date and each future expiration date, unless the issuer has notified the beneficiary in writing not less than sixty (60) days before any such expiration date that the issuer elects not to renew such Letter of Credit (with any such written notification to be sent via certified mail). The issuer’s giving of any notice to the beneficiary that the issuer elects not to renew or extend such Letter of Credit (or any “Substitute Letter of Credit” thereafter provided by Lessee as hereinafter set forth) shall constitute a Default under this Lease unless, within ten (10) days after Lessor gives written notice thereof to Lessee, Lessee shall provide to Lessor (a) another replacement Letter of Credit that satisfies the requirements of the foregoing sentence and all other provisions of this Lease applicable to the issuance of a Letter of Credit (the “Substitute Letter of Credit”), and (b) the written consent of the issuer of the Substitute Letter of Credit to the assignment by Lessor to Lessor’s lender of Lessor’s rights to the proceeds of any draw upon the Substitute Letter of Credit (the “Issuer’s Consent”), which Substitute Letter of Credit and Issuer’s Consent shall be in form and content satisfactory to Lessor and Lessor’s lender. Upon any such Default, Lessor (or its lender, if such lender is the beneficiary) shall have the immediate right, without notice to Lessee, to draw upon such Letter of Credit (or Substitute Letter of Credit, as the case may be), and the funds received shall be applied and retained by Lessor as provided above. No such drawing by

Lessor (or its Lender) shall relieve or release Lessee from its obligation to furnish a renewal, extension or replacement Letter of Credit.”

     2. Upon the occurrence of both (A) Lessee’s providing to Lessor and Lessor’s new lender, Washington Mutual Bank, F.A. (“Washington Mutual”), a replacement Letter of Credit satisfactory to Lessor and Washington Mutual and all other items requested by Washington Mutual and/or Lessor in connection with the refinancing of Lessor’s mortgage loan pertaining to the Premises (the “Washington Mutual Refinancing”), including but not limited to (i) an Assignment of Proceeds, with the Issuer’s Consent thereto executed by the issuer of such replacement Letter of Credit, (ii) an executed Tenant Estoppel Certificate, and (iii) an executed and acknowledged Subordination, Attornment and Non-Disturbance Agreement, all in form and content acceptable to Lessor and Washington Mutual, and (B) the consummation of the Washington Mutual Refinancing, Lessor shall authorize and instruct Lessor’s current mortgage lender, Citibank Commercial Real Estate or its affiliate (“Citibank”), to return to Lessee the cash proceeds of the drawing of the original Letter of Credit that was previously issued by Bank of America, N.A., which proceeds are now held by Citibank, exclusive of any interest which may have been earned thereon at any time (which shall be retained by Lessor), less the amount of any fees or charges (including but not limited to wire transfer fees) which have been or may be charged by Citibank (or its predecessor, California Federal Bank) or Washington Mutual for the drawing upon said original Letter of Credit or the holding or return of the proceeds thereof (the “Net Proceeds”). The foregoing is not intended to provide any assurance to Lessee that any portion of the Net Proceeds would be returned to Lessee if the Washington Mutual Refinancing is not consummated for any reason. However, if the Washington Mutual Refinancing is not consummated within thirty (30) days after the date hereof, Lessor will cause to be returned to Lessee such replacement Letter of Credit and any of the other items listed above which may have been provided by Lessee (other than the Net Proceeds), and this Amendment shall be of no further force or effect. Lessee further acknowledges that in order to procure the return of the Net Proceeds to Lessee, Lessee will be required to execute such further written instructions or authorizations as Citibank and/or Washington Mutual may require, and the return of the Net Proceeds to Lessee is contingent upon Lessee doing so.

     3. The replacement Letter of Credit referred to in Paragraph 2 above shall have an initial expiration date of March 28, 2004, and shall provide for automatic annual extensions of the expiration date for successive periods of one year each. Such replacement Letter of Credit shall be in the amount of Seven Hundred Five Thousand Seventy-One Dollars ($705,071), reducing by One Hundred Seven Thousand Eight Hundred Sixty-Seven Dollars ($107,867) on the day after the original March 28, 2004 expiration date and each annual expiration date thereafter.

     4. This Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Amendment and all such counterparts together shall constitute one and the same agreement.

     5. Except as amended above, the Lease shall be and remain unmodified and in full force and effect.

     IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the date first set forth above.

LESSEE:	LESSOR:

YOUBET.COM, INC., a Delaware corporation

RONALD G. COX, Trustee of THE R.G. COX REVOCABLE TRUST

By:

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